EXHIBIT 34.1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholder of
Toyota Motor Credit Corporation:

We have examined Toyota Motor Credit Corporation's (the "Company") compliance with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for all publicly issued asset-backed security transactions backed by consumer auto retail installment sale contracts  for which the Company  is the servicer and that were issued on or after January 1, 2006 (the "Platform") described in the accompanying Report on Assessment of Compliance with Applicable Regulation AB Servicing Criteria for Toyota Motor Credit Corporation, as of December 31, 2010 and for the period from May 5, 2010 to December 31, 2010, excluding criteria 1122(d)(1)(iii), 1122(d)(1)(iv), 1122(d)(2)(iii), 1122(d)(2)(vi), 1122(d)(4)(ix) through 1122(d)(4)(xiii) and 1122(d)(4)(xv) which the Company has determined are not applicable to the servicing activities performed by it with respect to the Platform. As described in management’s assertion, for servicing criteria 1122(d)(2)(i), 1122(d)(4)(i), 1122(d)(4)(iv), and 1122(d)(4)(vi) through 1122(d)(4)(viii), the Company has engaged various vendors to perform the activities required by these servicing criteria.  The Company has determined that these vendors are not considered "servicers" as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the servicing criteria applicable to the vendor as permitted by Interpretation 17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations ("Interpretation 17.06").  As permitted by Interpretation 17.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors' activities comply in all material respects with the servicing criteria applicable to the vendor.  The Company is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for the vendor and related criteria as described in its assertion, and we performed no procedures with respect to the Company's determination of its eligibility to use Interpretation 17.06.  Management is responsible for the Company's compliance with the servicing criteria.  Our responsibility is to express an opinion on the Company's compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with attestation standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances.  Our examination included testing of selected asset-backed transactions and securities that comprise the Platform, testing of selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the applicable servicing criteria.  Our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report.  Our procedures were not designed to detect noncompliance arising from errors that may have occurred prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report.  We believe that our examination provides a reasonable basis for our opinion.  Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

Our examination disclosed the following material noncompliance with the servicing criteria set forth in Item 1122(d)(3)(i), 1122(d)(4)(vi), 1122(d)(4)(vii) and 1122(d)(4)(xiv) of Regulation AB applicable to the Company as of December 31, 2010 and for the period from May 5, 2010 through December 31, 2010.

With respect to servicing criteria 1122(d)(3)(i), certain reports to investors, including those to be filed with the Commission, were not maintained in accordance with the transaction agreements and applicable Commission requirements.  With respect to servicing criteria
1122(d)(4)(vi), certain changes with respect to the terms or status of an obligor's pool asset were not made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.   With respect to servicing criteria
1122(d)(4)(vii), certain loss mitigation or recovery actions were not initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.  With respect to servicing criteria 1122(d)(4)(xiv), certain delinquencies, charge-offs and uncollectible accounts were not recognized and recorded in accordance with the transaction agreements.

In our opinion, except for the material noncompliance described in the preceding paragraph, the Company complied with the aforementioned applicable servicing criteria as of December 31, 2010 and for the period from May 5, 2010 through December 31, 2010 for the Platform, in all material respects.

/S/ PRICEWATERHOUSECOOPERS LLP

Los Angeles, California
March 29, 2011